Exhibit 99.2

THOMSON REUTERS STREETEVENTS

TRANSCRIPT

OCC - Q3 2016 Optical Cable Corporation Earnings Call

EVENT DATE/TIME: SEPTEMBER 13, 2016 / 10:00AM ET

Corporate Participants

Andrew Siegel Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation – Chairman of the Board, President, and Chief Executive Officer

Tracy Smith Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Presentation

Operator

Good morning. My name is Maria, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation third quarter 2016 earnings conference call.

(Operator Instructions)

Thank you. Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Thanks, Maria. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2016 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit occfiber.com for a copy. On the call with us today is Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks, including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call. Now I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you, Andrew, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2016 in more detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer our other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During our third quarter, we made further progress on our initiatives to reduce cost and operate more efficiently. These efforts, together with our success in increasing our top-line performance on a sequential basis, allowed us to achieve solid third quarter results despite challenging and volatile macroeconomic conditions that are impacting certain of our end-markets. Importantly, while we have focused efforts on cost reduction initiatives, we also continue to make appropriate investments and improvements that we believe will contribute to future positive performance.

OCC continues to be operating cash flow positive. During the first nine months of fiscal year 2016, we generated approximately $2 million in net cash provided by operations, with no increase in bank indebtedness since August 2015. In fact, through August 2016, we paid down $500,000 on our new revolving credit facility with Bank of North Carolina.

Looking ahead, we intend to build on our positive momentum in the last quarter of the fiscal year by continuing to successfully execute on our strategies and drive growth and enhance shareholder value. We will continue to pursue opportunities to increase sales, realize operational efficiencies and reduce costs to further improve our bottom line results─focusing on factors we can control to best position OCC for future success.

We are confident we are taking the right steps, and we believe that as we continue to execute on our ongoing initiatives, the results will be a stronger OCC that will drive substantial long-term value creation. OCC produces an outstanding suite of innovative product offerings and solutions for our customers and end-users, and we thank our employees for their hard work and dedication. We look forward to building on our strong foundation to deliver value for shareholders.

And with that, I will now turn the call over to Tracy Smith, who will review some specifics regarding our third quarter in additional detail.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil. The Company achieved consolidated net sales of $16.9 million during the third quarter of fiscal year 2016, a decrease of 18.6% compared to net sales of $20.8 million for the same period last year. Sequentially, net sales increased 3.5% and 20.4%, respectively, in the third quarter of fiscal 2016, compared to net sales of $16.3 million and $14 million for the second and first quarters of fiscal 2016.

Consolidated net sales for the first nine months of fiscal 2016 were $47.3 million, a decrease of 16.7% compared to net sales of $56.8 million for the same period in fiscal 2015. We experienced a decrease in net sales in both our enterprise and specialty markets in the third quarter and first nine months of fiscal 2016, compared to the same periods last year. We are also continuing to see downward pressure on pricing in certain markets, particularly the wireless carrier market. Net sales outside of the United States continue to be negatively impacted by the strong US dollar relative to other international currencies.

Gross profit was $5.5 million in the third quarter of fiscal year 2016 compared to $5.7 million in the third quarter of fiscal year 2015. Gross profit margin, or gross profit as a percentage of net sales, was 32.3% in the third quarter of fiscal 2016 compared to 27.5% in the third quarter of fiscal 2015. Sequentially, gross profit increased 20% and 55.9%, respectively, in the third quarter of fiscal 2016 compared to gross profit in the second and first quarters of fiscal 2016. Gross profit margin increased to 32.3% in the third quarter of fiscal 2016 compared to 27.9% and 24.9%, respectively, in the second and first quarters of fiscal 2016.

Gross profit was $13.5 million in the first nine months of fiscal year 2016 compared to $16.8 million in the first nine months of fiscal year 2015. Gross profit margin was 28.6% in the first nine months of fiscal 2016 compared to 29.5% in the first nine months of fiscal year 2015. Gross profit margin for the first nine months of fiscal 2016 was impacted primarily by lower sales volumes, particularly in the first quarter of fiscal 2016. While the sale of certain lower margin products negatively impacted gross profit margin earlier in the fiscal year, a change in product mix during the latter part of the second quarter and during the third quarter of fiscal 2016 generated an increase in gross profit margins. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Additionally, the cost reductions implemented near the end of fiscal year 2015 positively impacted gross profit margins in both the third quarter of fiscal 2016 as well as the year-to-date period.

SG&A expenses decreased 16.6% to $5.1 million during the third quarter of fiscal 2016 compared to $6.1 million for the same period last year. SG&A expenses as a percentage of net sales were 30% in the third quarter of fiscal 2016 compared to 29.3% in the third quarter of fiscal year 2015.

SG&A expenses decreased $2.8 million, or 15.1%, to $15.5 million during the first nine months of fiscal 2016 compared to $18.3 million for the same period last year. SG&A expenses as a percentage of net sales were 32.8% in the first nine months of fiscal 2016 compared to 32.2% in the first nine months of fiscal year 2015. The decrease in SG&A expenses in the third quarter and first nine months of fiscal 2016 when compared to the same periods last year was the result of targeted cost reduction efforts across all expense categories.

For the third quarter of fiscal year 2016, we reported net income attributable to OCC of $188,000, or $0.03 per basic and diluted share, compared to a net loss attributable to OCC of $573,000, or $0.09 per basic and diluted share, for the same period last year.

Net loss attributable to OCC for the first nine months of fiscal year 2016 was $2.5 million, or $0.40 per basic and diluted share, compared to a net loss attributable to OCC of $1.3 million, or $0.21 per basic and diluted share, for the same period last year.

As of July 31, 2016, we had outstanding borrowings of $5.9 million on our revolving credit note and $1.1 million in available credit. We also had outstanding loan balances of $7 million under our real estate term loans, also with the Bank of North Carolina.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Maria, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

Questions and Answers

Operator

(Operator Instructions) And I'm showing no questions at this time, sir.

(Operator Instructions) I'm showing no questions at this time. I would like to turn the floor back over to Mr. Wilkin for any additional or closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you, Maria. Before we sign off, Andrew, could you let us know if there's any questions that were submitted in advance by individual shareholders?

Andrew Siegel - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, there were no questions submitted this quarter by individual shareholders. So I'll turn it back to you for any closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Okay, thank you. I would like to thank everyone for listening to our third quarter conference call today. As always, we appreciate your time and your interest in OCC. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call, you may now disconnect.